ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

NICHOLAS HIGH INCOME FUND, INC.

1. Nicholas High Income Fund, Inc., a Maryland Corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

2. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended as follows:

a. Paragraph G of Article Fourth is deleted in its entirety and replaced with the following:

“G. Upon these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation becoming effective pursuant to the Maryland Corporations and Association Law (the "Effective Time"): (i) every five (5) shares of the Class I stock, $.01 par value (the “Old Class I Stock”) issued and outstanding prior to the Effective Time will be automatically reclassified as and converted into one share of Class I stock, par value $.05 per share, (the "New Class I Stock"); and (ii) every five (5) shares of the Class N stock, $.01 par value (the "Old Class N Stock" and together with Old Class I Stock, the “Old Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Class N stock, par value $.05 per share, (the "New Class N Stock" and together with New Class I Stock, the “New Stock”).

     Notwithstanding the immediately preceding sentence, no fractional shares of New Stock shall be issued to the record holder of Old Stock with respect to any account in which such record would hold less than one share of New Stock following the reclassification (each such record holder with respect to such account, a “Fractional Holder”). In lieu of such fractional shares, the aggregate of all fractional shares otherwise issuable to a Fractional Holder shall be issued to U.S. Bancorp Fund Services, LLC, the transfer agent, as agent, for the accounts of all Fractional Holders otherwise entitled to have less than one share of New Stock issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the NAV of the New Stock at the time of sale. After such sale and upon the surrender of each Fractional Holder's stock certificates, the transfer agent will pay to each Fractional Holder, with respect to each discrete account of such Fractional Holder, his, her or its pro rata share of the net proceeds derived from the sale of the fractional interests. With respect to each account of a record holder, if the record holder would have at least one share of New Stock in such account following the reclassification, such record holder shall not be considered a “Fractional Holder” with respect to any such account that would have at least one share of New Stock following the reclassification.

     Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Stock into which the shares of Old Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Stock into which the shares of Old Stock represented by such certificate shall have been reclassified (unless such shares of New Stock are uncertificated), as well as any cash in lieu of fractional shares of New Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

     From and after the Effective Date: (i) the amount of capital represented by the New Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law; and (ii) the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged."

3. This amendment of the Amended and Restated Articles of Incorporation of the Corporation has been approved by the directors of the Corporation, without action by the stockholders, in accordance with Section 2-309(e) of the Maryland Corporations and Association Law.

[Signature page follows]

     We, the undersigned President and Secretary of the Corporation, swear under penalties of perjury that the foregoing is a corporate act.

Dated this 22nd day of January, 2007.

/s/ Lawrence J. Pavelec Lawrence J. Pavelec, Senior Vice President

/s/ Jeffrey T. May Jeffrey T. May, Secretary

Return address of filing party:

Marcia Y. Lucas, Esq. Michael Best & Friedrich LLP 100 East Wisconsin Avenue, Suite 3300 Milwaukee, Wisconsin 53202-4108 (414) 271-6560